Vringo Reports 2011 Second Quarter Results

Earnings Conference Call Scheduled for Today, August 15th, at 5:00 pm Eastern

NEW YORK — August 15, 2011 — Vringo, Inc. (NYSE Amex: VRNG), a provider of software platforms for mobile video applications and video ringtones, today announced financial results for the second quarter ended June 30, 2011.

Q2 2011 Major Highlights and Subsequent Events

•	Increased Q2 2011 revenue to $227,000, a 416% increase as compared to $44,000 in Q2 2010, and a 54% sequential increase as compared to $147,000 in Q1 2011.

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Decreased net loss of $1.5 million in Q2 2011, as compared to approximately $4.6 million in Q2 2010, an improvement of 67%, relating to increased revenues, a gain on restructuring venture loan, operational cost reductions and the absence of one-time non-operating expenses recorded in Q2 2010 triggered by our initial public offering.

•	Consummated a private placement of $2.5 million in convertible notes primarily from prominent Silicon Valley venture capital firms Benchmark Capital and DAG Ventures.

•	Announced a Letter of Intent to acquire and merge operations with Zlango Ltd. (“Zlango”), a mobile messaging company.

•	Entered into a Settlement Agreement with Vringo’s lenders to reduce the amount due under the venture loan and subsequently paid off such amount, resulting in a one-time gain of $963,000.

•	Launched commercial video ringtone services in India with Hungama, a content aggregator that has relationships with 15 Indian mobile operators covering over 500 million subscribers.

•	Launched the first application of Vringo’s new Fan Loyalty platform with Rotana and Nokia for the blockbuster “Star Academy” reality music show, which reaches over 300 million viewers.

•	Launched FacetonesTM through Telefonica, the largest Spanish-speaking mobile operator in the world, with over 290 million customers.

•	Launched FacetonesTM through NTT DOCOMO, INC., the largest mobile phone operator in Japan, with over 50 million customers.

“We are pleased to report our second quarter financial results,” said Jon Medved, Chief Executive Officer of Vringo.  “Vringo has continued to improve its revenue and key financial metrics, while expanding its reach and launching services in sizable new markets in the Middle East, Europe and Asia. In addition to our success in the second quarter, we have made substantial progress subsequent to the quarter as well, with Vringo consummating a $2.5 million financing led by prominent Silicon Valley venture capital firms Benchmark Capital and DAG Ventures, as well as signing a letter of intent to acquire mobile messaging company Zlango.”

Andrew Perlman, Vringo’s President, said, “We are excited to be among the companies creating new products and services in the fast-growing mobile social and mobile video markets. In the beginning of 2011, Vringo developed three new video services including FacetonesTM, Video ReMix and a new Fan Loyalty service.  In the second quarter, we successfully launched these products in markets around the world, including Facetones’ recent entrance into the markets of Latin America, Spain and Japan.”

Mr. Medved concluded, “We look forward to the remainder of 2011 as we believe we are well-positioned to accelerate our growth potential for mobile social and video applications in both developed and emerging markets around the world.”

Q2 2011 Operational Events

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Launched with Hungama in India, one of the world’s fastest-growing mobile markets with over 750 million mobile users. Hungama is the largest source of digitally available Bollywood and South-Asian entertainment content in the world. The Vringo-Hungama service is currently available to a potential 500 million subscribers with 15 Indian mobile operators including Reliance, BhartiAirtel and Tata.

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Released Vringo’s FacetonesTM product as a paid beta on the Android Market. FacetonesTM produces an updated, personalized video slideshow from Facebook® pictures of friends and displays the slideshow each time a user makes or receives a phone call.

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Preloaded Vringo’s video ringtone platform on the INQ Cloud Touch social smart phone with The Carphone Warehouse and Best Buy U.K.  We believe this arrangement with the U.K.’s largest independent mobile phone retailer will further support the introduction of Vringo’s platform to a wider audience through paid service with Orange U.K.

•	Entered into a Settlement Agreement with the Vringo’s lenders to reduce the amount under its venture loan.

•	Launched a version of the Video ReMix platform for Heineken. Video mixes created on this platform can be played, shared and posted across social media and the web on YouTube and Facebook®.

•	Launched FacetonesTM with BlueVia, the global developer platform for Telefonica, the largest Spanish-speaking mobile operator in the world, with over 290 million customers.

Post-Quarter Events

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Consummated a private placement of $2.5 million in convertible notes primarily from prominent Silicon Valley venture capital firms Benchmark Capital and DAG Ventures. These venture capital firms may also participate in a further round of financing, following the consummation of Vringo’s acquisition with Zlango.

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Announced a Letter of Intent to acquire and merge operations with Zlango, a mobile messaging company.  Zlango provides a set of technology platforms through a managed services environment for enabling rich media messages over existing mobile text infrastructure.

•	Repaid in full the amount outstanding on the venture loan, per the Settlement Agreement described above.

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Launched the first application of Vringo’s new Fan Loyalty platform via an ad-supported service in collaboration with Rotana and Nokia. The application features exclusive content and fully integrated live voting capabilities for the blockbuster “Star Academy” reality music show, which reaches over 300 million viewers in 17 countries in the region.

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Launched FacetonesTM in Japan for Android users through the docomo market, a mobile internet portal operated by NTT DOCOMO, INC., the largest mobile phone operator in Japan, with over 50 million customers.

Conference Call

Vringo will host a conference call today, August 15, 2011, at 5:00 pm Eastern. During the call, management will discuss Vringo’s quarterly operating performance and financial results.

The conference call can be accessed by dialing 877-407-8031 when calling within the United States or 201-689-8031 when calling internationally. Please dial in 10 minutes prior to the beginning of the call.  A playback of the conference call will be available until August 22, 2011. To listen to the playback dial 877-660-6853 when calling within the United States, or 201-612-7415 when calling internationally, and use account number: 286, in conjunction with replay ID number: 377130.

The conference call will be simultaneously webcast and available at:
www.trilogy-capital.com/autoir/vrng_autoir.html

About Vringo

Vringo (NYSE Amex: VRNG) is a leading provider of software platforms for mobile video services and video ringtones. With its award-winning video ringtone application and other mobile software platforms, Vringo transforms the basic act of making and receiving mobile phone calls into a highly visual, social experience. Vringo’s core mobile application, which is compatible with more than 400 handsets, enables users to create or take video, images and slideshows from virtually anywhere and turn it into their visual call signature. In a first for the mobile industry, Vringo has introduced its patented VringForward technology, which allows users to share video clips with friends with a simple call.  Vringo has been heralded by The New York Times as "the next big thing in ringtones" and USA Today said Vringo’s application has "to be seen to be believed." Vringo has launched its service with various international mobile operators, holds licensing deals with over 40 major content partners and maintains a library of more than 12,000 video ringtones for users in various territories.  For more information, visit: www.vringo.com

For comprehensive investor relations material, including fact sheets, white papers, conference calls and video, please follow the appropriate link: Investor Portal, White Paper, Overview Video and Facetones Video.

Forward-Looking Statements

This press release includes forward-looking statements that involve risks and uncertainties. Forward-looking statements are statements that are not historical facts. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements. Vringo expressly disclaims any obligation to publicly update any forward-looking statements contained herein, whether as a result of new information, future events or otherwise, except as required by law.

Contacts:
Company Contact:
Vringo, Inc.
Jonathan Medved, CEO
646-525-4319 x 2501
jon@vringo.com

Financial Communications:
Trilogy Capital Partners, Inc.
Darren Minton, President
Toll-free: 800-592-6067
info@trilogy-capital.com